Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 227,114,486.86		$ 31,364.51
	Total Transaction Valuation:	$ 227,114,486.86
	Total Fees Due for Filing:			$ 31,364.51
	Total Fees Previously Paid:			$ 31,364.51
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2025, of $23.09. This amount is based upon the offer to purchase up to 9,836,054 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund. The fee of $31,364.51 was paid in connection with the filing of the Schedule TO-I by Oaktree Strategic Credit Fund (File No. 005-93598) on November 14, 2025. (2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A